Exhibit 99.1

Albireo to Receive More than $55 Million(1) in Nondilutive Cash Payments

— Elobixibat approved in Japan for the treatment of chronic constipation —

— Albireo innovation leads to world’s first approved ileal bile acid transporter (IBAT) inhibitor —

BOSTON, Jan. 19, 2018 (GLOBE NEWSWIRE) — Albireo Pharma, Inc. (Nasdaq:ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today announced that Japan’s Ministry of Health, Labor and Welfare (MHLW) has approved the new drug application for elobixibat for the treatment of chronic constipation in Japan.

The approval of elobixibat in Japan triggers payments to Albireo subsidiary Elobix AB from EA Pharma Co., Ltd. under the terms of a license agreement and from HealthCare Royalty Partners (HCR), subject to customary closing conditions, under the terms of a royalty monetization agreement announced earlier this year, which together total more than $55 million1. At December 31, 2017, Albireo had approximately $53.5 million in cash and cash equivalents.

“The approval of elobixibat in Japan marks the first approval of an IBAT inhibitor anywhere in the world and provides additional validation of the innovative science on which Albireo was founded and of the promise for patients offered by bile acid modulation,” said Ron Cooper, President and Chief Executive Officer of Albireo. “Albireo’s lead product candidate, A4250, is also an IBAT inhibitor, and we expect to initiate a planned Phase 3 study of A4250 for the treatment of patients with progressive familial intrahepatic cholestasis (PFIC) by the spring of this year.”

Elobixibat is a first-in-class, once-daily, orally available IBAT inhibitor targeted to improve secretion and motility in the large bowel. In clinical trials in Japan, patients treated with elobixibat experienced statistically significant improvement from baseline in the frequency of both spontaneous bowel movements (SBMs) and complete SBMs. Elobixibat is indicated in Japan for use in patients with chronic constipation (excluding constipation caused by organic disease). With the MHLW approval, elobixibat becomes only the second branded product labeled for the treatment of chronic constipation in Japan.

EA Pharma, a subsidiary of the global pharmaceutical company Eisai Co., Ltd. and the exclusive licensee of elobixibat for the treatment of gastrointestinal disorders in Japan and other select countries in Asia, plans in Japan to co-market elobixibat with Mochida Pharmaceutical Co., Ltd., and to co-promote elobixibat with Eisai, under the trade name GOOFICE®. In addition to elobixibat, EA Pharma markets in Japan RECTABUL® (budesonide foam formulation), an ulcerative colitis treatment agent, and Pariet® (proton pump inhibitor) as a maintenance therapy for proton pump inhibitor-resistant reflux esophagitis. EA Pharma was established in 2016 upon the integration of the GI business unit of Eisai with Ajinomoto Pharmaceuticals Co., Ltd.

About Elobixibat

Elobixibat is a first-in-class product approved in Japan for the treatment of patients with chronic constipation (excluding constipation caused by organic disease). The normal adult dose is 10 mg of elobixibat once daily orally before a meal. The dose can be increased or decreased depending on the symptoms, with a maximum daily dose of 15 mg. Elobixibat is an inhibitor of the ileal bile acid transporter (IBAT, and also sometimes referred to as the apical sodium-dependent bile acid transporter) in the terminal ileum to increase secretion and motility in the large bowel without negatively affecting important functions in the small intestine. Elobixibat will be marketed and sold in Japan under the trade name GOOFICE®.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes a Phase 3 product candidate for the treatment of patients with the orphan pediatric liver disease known as progressive familial intrahepatic cholestasis, as well as a Phase 2 product candidate. In addition, Albireo’s elobixibat, approved in Japan for the treatment of chronic constipation, is the first IBAT inhibitor approved anywhere in the world. Albireo was spun out from AstraZeneca in 2008. Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary is located in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding: any payments that EA Pharma or HealthCare Royalty Partners (HCR) may make to Albireo or its subsidiaries; the commercial prospects for elobixibat in Japan; EA Pharma’s plans to co-market elobixibat in Japan with Mochida Pharmaceutical Co., Ltd. or to co-promote elobixibat with Eisai; plans for A4250, including the timing for initiation of the planned Phase 3 clinical trial in patients with PFIC; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks and uncertainties, including, but not limited to, risks and uncertainties relating to: market acceptance and commercial success of elobixibat in Japan; the occurrence of any event, change or other circumstances that could give rise to the termination of the royalty monetization agreement with HCR without payment to Albireo or its subsidiaries; the significant control that EA Pharma has over the commercialization of elobixibat in Japan; the timing for initiation of the planned Phase 3 trial of A4250 in patients with PFIC; and whether changes made in the process of finalizing the protocol for the planned Phase 3 trial of A4250 in patients with PFIC result in a delay in its initiation. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com

1 Based on a Euro:USD currency exchange rate of 1:1.2239 as of January 18, 2018, subject to change.